UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2009

PROLINK HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-25007	65-0656268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 South Benson Lane
Chandler, AZ  85224
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (480) 961-8800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On February 10, 2009, ProLink Solutions, LLC (“ProLink”), the wholly-owned subsidiary of ProLink Holdings Corp. (the “Company”) received written notice (the “Notice”) from GPS Industries, Inc. and its wholly-owned subsidiary, Optimal Golf Solutions, Inc. (“Optimal”) terminating that certain License Agreement by and between ProLink (formerly ProLink/ParView, LLC) and Optimal Golf Solutions, Inc., dated January 22, 2004 (the “Agreement”). Pursuant to the Agreement, Optimal, the owner of Patent No. 5,364,093 (the “Patent”), grants to ProLink a non-exclusive right to exploit certain products made with the Patent for golf applications.

The Notice claims that ProLink failed to make certain payments under the Agreement. As of the date hereof, ProLink has paid all fees owed to Optimal under the Agreement.  On February 12, 2009, the Company forwarded a communication to Optimal indicating its belief that the Agreement had not been effectively terminated.  The Company believes in good faith that the Agreement has not been effectively terminated in accordance with the terms and conditions of the Agreement and intends to continue to comply with the terms of the Agreement. Notwithstanding the above, in the event either party to the Agreement brings a claim for termination under the Agreement, the Agreement requires compliance with explicit dispute resolution procedures including good faith negotiations, mediation, and if then still unresolved, binding arbitration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLINK HOLDINGS CORP.

Dated: February 13, 2009	By:	/s/ Lawrence D. Bain
Lawrence D. Bain
Chief Executive Officer